EXHIBIT 10.1

ENGAGEMENT AGREEMENT

THIS ENGAGEMENT AGREEMENT (this “Agreement”) is entered into by and between TruTankless, Inc. (“TruTankless” or “Company”) (and/or all subsidiary companies, corporations and or entities) and Sperry Advisory Services, LLC, a Utah Limited Liability Company, located in West Jordan, Utah (hereinafter referred to as “Employee”) at 4546 Black Elk Way, West Jordan, Utah 84088, both of which will be herein referred to as the “Parties.”

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations assumed by the parties hereto, it is agreed as follows:

Terms

1. Services to Be Performed and Terms of Payment

Employee would like to offer our services to support TruTankless in the capacity of providing accounting type services, on a part-time, contract capacity. We will serve as chief financial officer of the Company. Those services include, but not limited to, the following:

•	Enter bank transactions, bills and any other bookkeeping transactions
•	Prepare monthly accruals and depreciation and amortization schedules
•	Review of monthly financials and reconciliations.
•	Preparation of financial statements.
•	Employee will sign as signatories on the Company’s required 906 and 302 certifications for SEC reporting purposes.
•	Employee will not be a check signer but will sign TruTankless documents.

The above procedures do not constitute an audit, review, or compilation of the financial statements in accordance with the standards established by the American Institute of Certified Public Accountants. Accordingly, we do not express an opinion or any other form of assurance on the financial statements of the Company or any other financial information, or operating and internal controls of the Company.

We make no representation regarding the sufficiency of our work nor are we experts for purposes for which any report has been requested or for any other purpose. The sufficiency of the work we performed is solely the responsibility of TruTankless. Had we been requested to perform additional work, additional matters might have come to our attention that would have been reported to you.

It is our policy to keep records related to this engagement for 3 years. However, Employee does not keep any original client records, so we will return those to you at the completion of the services rendered under this engagement. When records are returned to you, it is your responsibility to retain and protect your records for possible future use, including potential examination by any government or regulatory agencies.

As full and complete compensation for Employee services and for the discharge of all Employee’s obligations hereunder, TruTankless shall pay Employee:

$3,500 per month for bookkeeping services.

$6,000 per month for accounting and consulting and CFO services.

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The Company will issue 700,000 restricted shares of its common stock to Employee upon execution of this Agreement and then 200,000 shares of common stock at the beginning of each quarter during the next year beginning January 1, 2025.

Employee will require no retainer to begin services. All billings must be paid upon receipt of invoice. We reserve the right to stop services until invoices are paid in full, as delivered. Fees are to be paid by wire or transfer.

For additional procedures to be performed, the Company and Employee will come to an agreement as to whether these services will be performed under an hourly rate structure or under a fixed fee on a project-by-project basis.

2. Expenses

TruTankless shall reimburse Employee for approved reasonable expenses that directly attributable to and owed by TruTankless (e.g., air, travel, hotel, postage, etc.). Employee shall submit an itemized statement of their expenses directly attributable to TruTankless. TruTankless shall pay on receipt of each statement or receipt.

3. Status

Employee agrees and represents, and TruTankless agrees, as follows:

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Employee has the right to perform services for others during the term of this Agreement. However, such services shall not interfere with the duties delegated to him or her by TruTankless. TruTankless’ duties are to be performed within the expected time frame as a condition of the right to perform services for others.

•	Employee has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed.
•	Employee has the right to perform the services required by this Agreement at any place or location and at such times as Employee may determine.
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Employee has the right to employ assistants and/or independent contractors (“Contract Personnel”) to provide the services required by this Agreement. If Employee does employ assistants, TruTankless shall in no way be responsible for said assistants and/or Employees, either financially or legally.

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The services required by this Agreement shall be performed by Employee or by Employee's employees or contract personnel, and TruTankless shall not hire, supervise, or pay any assistants to help Employee.

•	Neither Employee nor Employee's employees or contract personnel shall receive any training from TruTankless in the professional skills necessary to perform the services required by this Agreement.
•	Neither Employee nor Employee's employees or contract personnel shall be required by TruTankless to devote full time to the performance of the services required by this Agreement.

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4. Business Permits, Certificates, and Licenses

Employee represents to TruTankless that they have complied with all federal, state, and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this Agreement.

5. State and Federal Taxes

TruTankless will not:

•	Withhold FICA (Social Security and Medicare taxes) from Employee's payments or make FICA payments on Employee's behalf;
•	Make state or federal unemployment compensation contributions on Employee's behalf; or,
•	Withhold state or federal income tax from Employee's payments.

Employee shall pay all taxes incurred while performing services under this Agreement--including all applicable income taxes and, if Employee is not a corporation, self-employment (i.e., social security) taxes. Upon demand, Employee shall provide TruTankless with proof that such payments have been made. Employee’s EIN number is 87-1217263.

6. Fringe Benefits

Employee understands that neither Employee nor Employee's employees or contract personnel are eligible to participate in any employee pension, health, vacation pay, sick pay, or other fringe benefit plan of TruTankless. If Employee is subsequently classified by the IRS as a common law employee, Employee expressly waives his or her rights to any benefits to which he or she was, or might have become, entitled.

7. Workers' Compensation

TruTankless is not responsible and shall not obtain “workers' compensation insurance” on behalf of Employee or Employee's employees. If Employee hires employees to perform any work under this Agreement, Employee will cover them with workers' compensation insurance to the extent required by law and provide TruTankless with a certificate of workers' compensation insurance before the employees begin the work.

8. Unemployment Compensation

TruTankless shall make no state or federal unemployment compensation payments on behalf of Employee or Employee's employees or contract personnel. Employee will not be entitled to these benefits in connection with work performed under this Agreement.

9. Insurance

TruTankless shall not provide any insurance coverage of any kind for Employee or Employee's employees or contract personnel.

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10. Term of Agreement

This agreement will become effective when executed by both parties.

11. Terminating the Agreement

Either party may terminate this Agreement at any time, given 30-day notice, or upon completion of the duties as noted above. TruTankless will pay Employee for services performed up to termination date. TruTankless will be billed by Employee for any transition services required subsequent to termination. Transition fees will be billed at $150 per hour and will be billed and paid before such service is performed based on estimated hours to be incurred.

12. Modifying the Agreement

This Agreement may be modified only by a writing signed by both parties.

13. Confidentiality

Employee acknowledges that it will be necessary for TruTankless to disclose certain confidential and proprietary information to Employee in order for Employee to perform duties under this Agreement. Employee acknowledges that any disclosure to any third party or any misuse of this proprietary or confidential information would irreparably harm TruTankless. Accordingly, Employee will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of TruTankless without TruTankless' prior written permission except to the extent necessary to perform services on TruTankless' behalf. Proprietary or confidential information includes:

•	The written, printed, graphic, or electronically recorded materials furnished by TruTankless for Employee to use;
•	Any written or tangible information stamped "confidential," "proprietary," or with a similar legend or any information that TruTankless makes reasonable efforts to maintain the secrecy of;
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Business or marketing plans or strategies, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventories, discoveries and improvements of any kind, sales projections, pricing information;

•	Information belonging to customers and suppliers of TruTankless about whom Employee gained knowledge as a result of Employee's services to TruTankless; and,
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Employee shall not be restricted in using any material that is publicly available, already in Employee’s possession prior to commencement of Employee’s provision of services to TruTankless, known to Employee without restriction, or rightfully obtained by Employee from sources other than TruTankless.

•	Upon termination of Employee’s services to TruTankless, or at TruTankless' request, Employee shall deliver to TruTankless all materials in Employee's possession relating to TruTankless' business;
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Employee acknowledges that any breach or threatened breach of this clause will result in irreparable harm to TruTankless for which damages would be an inadequate remedy. Therefore, TruTankless shall be entitled to equitable relief, including an injunction, in the event of such breach or threatened breach of this clause. Such equitable relief shall be in addition to TruTankless' rights and remedies otherwise available at law.

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14. Resolving Disputes

If a dispute arises among the parties hereto, the parties agree to first try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Rules for Professional Accounting and Related Services Disputes before resorting to litigation. Mediator will be mutually agreed to by both parties and will be located in West Jordan, Utah. The costs of any mediation proceeding shall be shared equally by all parties.

Client and accountant both agree that any dispute over fees or work product charged by the accountant to the client will be submitted for resolution by arbitration in accordance with the Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association. Such arbitration shall be binding and final. IN AGREEING TO ARBITRATION, WE BOTH ACKNOWLEDGE THAT, IN THE EVENT OF A DISPUTE OVER FEES CHARGED OR WORK PERFORMED BY THE ACCOUNTANT, EACH OF US IS GIVING UP THE RIGHT TO HAVE THE DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JURY AND INSTEAD WE ARE ACCEPTING THE USE OF ARBITRATION FOR RESOLUTION.

15. Venue and Applicable Law

If any civil action, complaint or claim is brought under the terms of this Agreement, or between the parties, such action must be filed in the Superior Court for the County of Salt Lake, Utah, and this Agreement will be governed by the Laws of the State of Utah.

16. Attorney’s Fees

If any legal dispute arises under the terms of this Agreement, or between the Parties based on their contractual arrangement, the prevailing party in any legal dispute shall be entitled to recover reasonable attorney’s fees and costs incurred in the dispute, in addition to any damages awarded.

17. Indemnification

To the extent Employee is acting on behalf of the Company and at the direction of management, the Company agrees to indemnify us for any damages that may result from our good faith actions.

18. Notices

All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:

•	When delivered personally to the recipient's address as stated on this Agreement
•	Three (3) days after being deposited in the United States mail, with postage prepaid to the recipient's address as stated on this Agreement, or
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When sent by fax or electronic mail, such notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first class mail, or the recipient delivers a written confirmation of receipt.

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19. No Partnership

This Agreement does not create a partnership relationship. Employee does not have authority to enter into contracts on TruTankless' behalf, unless such authority is expressly provided by TruTankless.

20. Assignment

Employee may not assign or subcontract any rights or delegate any of its duties under this Agreement without TruTankless' prior written approval.

Execution

IN WITNESS WHEROF, the parties hereto have executed this Agreement as of the day and year written below.

TruTankless, Inc.		Sperry Advisory Services, LLC

By:	/s/ Guy Newman	By:	/s/ Rod Sperry
Title:	CEO	Title:	Member
Date:	November 25, 2024	Date:	November 21, 2024

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